Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 28, 2011
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA — Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results for the fiscal year ended December 31, 2010.  Net income for 2010 totaled $4.6 million compared to $2.0 million for 2009.  After adjustment for preferred stock dividends and accretion, net income available to common shareholders was $3.8 million, or $0.49 per diluted share, compared to net income of $1.2 million, or $0.15 per diluted common share, in 2009.

For the three months ended December 31, 2010, the Bank reported net income of $1.5 million. After adjustment for preferred stock dividends and accretion, net income available to common shareholders was $1.3 million, or $0.17 per diluted share, compared to net income of $525 thousand, or $0.07 per diluted common share, for the three months ended December 31, 2009.

Total assets grew to $552.9 million for the year ended December 31, 2010, a 5.4% increase over the prior year. Deposits increased to $476.7 million, which was an increase of $47.5 million, or 11.1% over December 31, 2009.  Gross loans at year end totaled $404.2 million, reflecting a decrease of $21.4 million, or 5.0%, during 2010.

“We are extremely pleased with the overall performance in 2010.  Robust core deposit growth and solid net interest margin led to strong results.  We have built a solid foundation and remain poised to support the communities we serve, as the economy improves,” commented Ron Martin, CEO.

The Bank’s loan loss provision totaled $4.0 million in 2010, compared to $5.9 million in loan loss provision for the year ended December 31, 2009.  The decrease in loan loss provisions reflect a reduction in charge-offs.  Net charge-offs totaled $2.6 million in 2010 versus $4.6 million in 2009.  The allowance for loan losses as a percentage of loans totaled 2.04% at December 31, 2010 compared to 1.65% at December 31, 2009.

Non-performing assets totaled $12.3 million, or 2.22% of total assets at December 31, 2010, compared to $16.6 million, or 3.16% of total assets, at December 31, 2009.  Of the $12.3 million, non-performing loans account for $11.5 million, all secured by real estate, while the remaining $778,000 is comprised of foreclosed properties.  Write-downs on OREO properties totaled $424,000 during 2010.

“We’ve been successful in mitigating and reducing non-performing assets in 2010.  Our adherence to conservative credit practices has undoubtedly served us well through these precarious times.  While we claim no immunity to the economic woes that challenge all of us today, we are optimistic that the principles which have guided us through our 20 year history will continue to serve us well in the years to come,” said Chris Courtney, President.

Net interest income of $25.0 million for the year ended December 31, 2010, increased by $1.4 million, or 5.8%, from the prior year.  The Bank’s net interest margin was 5.20% for the year ended December 31, 2010, compared to 4.99% for the year ended December 31, 2009.  The increase is a result of the Bank’s ability to reduce its cost of funds at a more rapid rate than the yield on earning assets is declining.

Non-interest expense of $16.8 million for the year ended December 31, 2010, decreased $1.4 million, or 7.9%, from the prior year.  This was the result of a $2.0 million, year over year, reduction in write-downs and expenses associated with foreclosed properties, which was partially offset by increases in employee salaries and benefits, from the prior year.

“Net interest income continues to be a key driver of profitability.  The Bank’s ongoing goal to expand our customer base and serve the banking needs of the community enabled us to increase core deposits and further expand our margin in this low rate environment,” stated Rick McCarty, CFO.

Earlier this year, the Bank announced plans to open new branches in Modesto and Manteca in 2011.  The new locations will bring the Bank’s branch total to 14.  Currently, Oak Valley Community Bank operates through 12 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto; and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information on Oak Valley Community Bank, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Community Bank

Statement of Condition (unaudited)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
($ in thousands, except per share)	2010	2010	2010	2010	2009
Selected Quarterly Operating Data:
Net interest income	$6,343	$6,359	$6,244	$6,060	$6,079
Provision for loan losses	1,005	1,005	1,005	1,005	900
Non-interest income	715	676	732	647	618
Non-interest expense	3,826	4,188	4,316	4,445	4,749
Income before income taxes	2,227	1,842	1,655	1,257	1,048
Provision for income taxes	727	701	616	309	313
Net income	1,500	1,141	1,039	948	735
Preferred stock dividends and accretion	(210)	(210)	(211)	(211)	(210)
Net income available to common shareholders	1,290	931	828	737	525

Earnings per common share - basic	0.17	0.12	0.11	0.10	0.07
Earnings per common share - diluted	0.17	0.12	0.11	0.10	0.07
Dividends declared per common share (1)	—	—	—	—	—
Return on average common equity	9.99%	7.38%	6.84%	6.22%	4.41%
Return on average assets	1.09%	0.86%	0.81%	0.75%	0.56%
Net interest margin (2)	5.01%	5.23%	5.36%	5.22%	5.10%
Efficiency Ratio (2)	53.03%	58.99%	61.21%	65.59%	69.52%

Capital - Period End
Book value per share	$6.64	$6.57	$6.38	$6.24	$6.14

Credit Quality - Period End
Nonperforming assets/ total assets	2.22%	2.00%	2.29%	2.85%	3.16%
Loan loss reserve/ gross loans	2.04%	1.88%	1.85%	1.65%	1.65%

Period End Balance Sheet
($ in thousands)
Total assets	$552,894	$534,879	$519,203	$520,275	$524,722
Gross Loans	404,194	408,971	411,067	411,013	425,627
Nonperforming assets	12,253	10,690	11,882	14,854	16,568
Allowance for credit losses	8,255	7,700	7,614	6,762	7,020
Deposits	476,739	448,904	435,756	431,624	429,210
Common Equity	51,158	50,605	48,984	47,904	47,192
Total Capital (3)	64,658	64,105	62,484	61,404	60,692

Non-Financial Data
Full-time equivalent staff	117	115	117	118	117
Number of banking offices	12	12	12	12	12

Common Shares outstanding
Period end	7,702,127	7,702,127	7,681,877	7,681,877	7,681,877
Period average - basic	7,702,127	7,692,900	7,681,877	7,681,877	7,681,877
Period average - diluted	7,719,157	7,729,175	7,720,440	7,705,488	7,709,076

Market Ratios
Stock Price	$5.90	$5.40	$5.25	$4.10	$4.41
Price/Earnings	8.88	11.25	12.14	10.54	16.27
Price/Book	0.89	0.82	0.82	0.66	0.72

	TWELVE MONTHS ENDED
	DECEMBER 31,	DECEMBER 31,
($ in thousands, except per share)	2010	2009

Net interest income	$25,006	$23,642
Provision for loan losses	4,020	5,862
Non-interest income	2,770	2,641
Non-interest expense	16,775	18,218
Income before income taxes	6,981	2,203
Provision for income taxes	2,353	203
Net income	4,628	2,000
Preferred stock dividends and accretion	(842)	(842)
Net income available to common shareholders	3,786	1,158

Earnings per common share - basic	0.49	0.15
Earnings per common share - diluted	0.49	0.15
Dividends declared per common share (1)	—	0.025
Return on average common equity	7.65%	2.51%
Return on average assets	0.88%	0.38%
Net interest margin (2)	5.20%	4.99%
Efficiency Ratio (2)	59.62%	68.04%

Capital - Period End
Book value per share	$6.64	$6.14

Credit Quality - Period End
Nonperforming assets/ total assets	2.22%	3.16%
Loan loss reserve/ gross loans	2.04%	1.65%

Period End Balance Sheet
($ in thousands)
Total assets	$552,894	$524,722
Gross Loans	404,194	425,627
Nonperforming assets	12,253	16,568
Allowance for credit losses	8,255	7,020
Deposits	476,739	429,210
Common Equity	51,158	47,192
Total Capital (3)	64,658	60,692

Non-Financial Data
Full-time equivalent staff	117	117
Number of banking offices	12	12

Common Shares outstanding
Period end	7,702,127	7,681,877
Period average - basic	7,689,760	7,668,562
Period average - diluted	7,720,624	7,696,822

Market Ratios
Stock Price	$5.90	$4.41
Price/Earnings	11.98	29.20
Price/Book	0.89	0.72

(1)	Common shareholder cash dividend of $191,542 was paid in the first quarter of 2009.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(3)	Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.